Exhibit 99.1
Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2016 Financial Results

Fourth Quarter 2016 Highlights:

•	Net Sales $332 Million; Value Added Revenue up 6% to $201 Million

•	Net Income $25 Million; Adjusted EBITDA $52 Million; Adjusted EBITDA Margin 26%

•	Benefit From Prior Quarter In-Transit Finished Goods Inventory

Full Year 2016 Results and Business Highlights:

•	Net Sales $1.3 Billion; Value Added Revenue Up 3% to $813 Million

•	Net Income $92 Million; Adjusted EBITDA $207 Million; Adjusted EBITDA Margin 25%

•	Solid Demand Across All End-Market Applications

•	Strong Sales Margins, Operating Performance and Underlying Manufacturing Cost Efficiency

•	Continued Investment Focused on Cost Efficiency, Capacity and Future Growth

•	Returned $66 Million to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., February 21, 2017 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced fourth quarter 2016 results, reporting net income of $25 million, or $1.37 earnings per diluted share, up from net income and earnings per diluted share of $13 million and $0.73, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $23 million, or $1.27 per diluted share, for the fourth quarter 2016, compared to adjusted net income of $11 million, or $0.60 per diluted share, for the fourth quarter 2015.

For the full year 2016, the Company reported net income of $92 million, or $5.09 earnings per diluted share, compared to a net loss of $237 million, or a $13.76 loss per diluted share, for the prior year ended December 31, 2015. The net loss in the prior period reflected a $307 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association ("Union VEBA") from the Company's consolidated balance sheet. Excluding the impact of non-run-rate items, adjusted net income was $87 million for the full year 2016, or $4.83 per diluted share, compared to the prior year adjusted net income of $72 million, or $3.95 per diluted share. Reported and as adjusted 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes in the second quarter. Adjusted net income and earnings per diluted share in 2015 also reflected a higher effective tax rate due to a $5 million fourth quarter tax charge related to year-end reassessment of expiring state net operating loss carryforwards.

Fourth Quarter and Full Year 2016 Summary

"Our fourth quarter 2016 results reflect solid underlying demand with normal year-end seasonal weakness. Strong shipments and value added revenue were supported by delivery of the unusually high in-transit aerospace plate inventory at end of the third quarter. Earnings benefited from strong sales margins, as the negative impact of competitive price pressure was more than offset by favorable product mix and strong underlying manufacturing efficiency,” said Jack A. Hockema, CEO and Chairman.

“For the full year 2016, we achieved record value added revenue, adjusted EBITDA and adjusted EBITDA margin,” said Mr. Hockema. “Although we benefited from solid demand and low contained metal costs, our strong operating performance was the primary driver of our results:

•	Our Best-In-Class customer satisfaction performance supported strong sales across our broad product offering,

•	Previous investments for quality, capacity, and efficiency across the platform facilitated the strong sales and manufacturing performance,

•	Underlying manufacturing cost efficiency was a step-change improvement in 2016 with record performance at several manufacturing locations, and

•	Major initiatives by our metal purchasing group and manufacturing operations to increase utilization of recycled aluminum resulted in lower input raw material costs.

“During the year we continued to execute on our capital investment program to further enhance quality and efficiency, expand capacity, and sustain our strong competitive manufacturing capabilities. Our total capital spending in 2016 of $76 million was predominantly focused on two strategic projects: the $150 million five-year efficiency and modernization project at our Trentwood rolling mill in Spokane, Washington and the installation of a new press line at our Sherman, Texas facility to further expand our automotive extrusion capacity.

“In addition to organic investments we made to support further growth and manufacturing efficiencies, we returned approximately $66 million of cash to shareholders through quarterly dividends and share repurchases. Consistent with our capital deployment priorities we have steadily increased our quarterly dividend, increasing it 12.5% to $0.45 per share in early 2016 and an additional 11% to $0.50 per share in early 2017.

“Going forward we will continue to proactively invest in initiatives for organic growth and asset integrity, and will seek complementary inorganic growth opportunities to create additional value for our shareholders. In addition, we will continue to return cash to shareholders through quarterly dividends and share repurchases,” said Mr. Hockema.

Fourth Quarter and Full Year 2016 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Twelve Months Ended
	Quarterly			December 31,
	4Q16	3Q16	4Q15	2016	2015

Shipments (millions of lbs)	152	148	147	614	615

Net sales	$332	$321	$317	$1,331	$1,392
Less hedged cost of alloyed metal[1]	(131)	(125)	(127)	(518)	(602)
Value added revenue	$201	$195	$190	$813	$790

Realized price per pound ($/lb)
Net sales	$2.19	$2.16	$2.15	$2.17	$2.26
Less hedged cost of alloyed metal	(0.86)	(0.84)	(0.86)	(0.85)	(0.98)
Value added revenue	$1.32	$1.32	$1.29	$1.32	$1.28

As reported
Operating income (loss)	$45	$30	$35	$178	$(346)
Net income (loss)	$25	$15	$13	$92	$(237)
EPS, diluted[2]	$1.37	$0.82	$0.73	$5.09	$(13.76)

Adjusted[3]
Operating income	$43	$36	$31	$171	$151
EBITDA[4]	$52	$45	$40	$207	$183
EBITDA margin[5]	25.8%	22.8%	20.8%	25.4%	23.2%
Net income	$23	$19	$11	$87	$72
EPS, diluted[2]	$1.27	$1.02	$0.60	$4.83	$3.95

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Fourth Quarter 2016

Net sales for the fourth quarter 2016 were $332 million, up approximately 5% from $317 million in the prior year period, reflecting higher shipments and a 2% increase in average selling price. The increase in average selling price reflected relatively flat underlying metal costs and a 2% increase in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) of $201 million for the fourth quarter 2016 was up 6% from $190 million in the prior year period. Aerospace/high strength value added revenue increased 8%

to $119 million, benefiting from delivery of the unusually high in-transit aerospace plate inventory at end of the third quarter; value added revenue for automotive extrusions experienced a 4% decline to $26 million compared to the prior year quarter due to lower bumper shipments resulting from delayed and slower-than-anticipated ramp-ups of new programs; and value added revenue for general engineering applications increased 7% to $51 million, driven by higher overall shipments.

Consolidated operating income as reported increased $10 million in the fourth quarter 2016 compared to the prior year fourth quarter. Favorable sales and improved scrap utilization each contributed approximately $5 million to the year-over-year improvement. Improved manufacturing cost efficiency and lower major maintenance expense in the quarter was partially offset by higher incentive compensation expense. Consolidated operating income excluding the impact of approximately $1 million of lower net non-run-rate gains increased $11 million, and adjusted EBITDA increased $12 million due primarily to items previously noted and $1 million of higher depreciation expense.

Full Year 2016

Net sales for full year 2016 were $1.3 billion, down approximately 4% from $1.4 billion in the prior year period, reflecting comparable shipments and a 4% decline in average selling price. The decline in average selling price reflected a 13% decrease in underlying metal costs, partially offset by a 3% increase in value added revenue per pound.

Value added revenue for the full year 2016 was a record $813 million, an increase of approximately $23 million, or 3%, compared to $790 million in 2015. The increase in value added revenue reflected solid demand across end market applications and favorable sales margins, including benefits from low contained metal costs on certain higher value added products. Value added revenue for aerospace/high strength applications was up 4% to $467 million, reflecting strong sales margins; automotive extrusions value added revenue was $112 million, up slightly as growth in new applications was offset by delayed and slower ramp-up of new programs and the roll-off of older end-of-life-cycle programs; and general engineering value added revenue was $211 million, up 6% on strong shipments, partially offset by competitive pricing pressure.

Consolidated operating income as reported was $178 million, including approximately $7 million of net non-cash, non-run-rate gains comprised of approximately $19 million of mark-to market gains on our hedging positions, $8 million of asset write-downs and $3 million of VEBA expense. This compares to a $346 million operating loss in the prior year that included approximately $496 million of non-run-rate losses primarily related to the termination of the defined benefit accounting with respect to the Union VEBA in early 2015. Adjusted for non-run-rate gains and losses, the Company's adjusted consolidated operating income for full year 2016 was $171 million reflecting a $20 million, or 13% improvement compared to the prior year and $4 million of additional depreciation expense.

Adjusted consolidated EBITDA improved approximately $24 million to a record $207 million, and adjusted EBITDA as a percentage of value added revenue improved two percentage points to a record 25% for the full year 2016 reflecting strong demand across end-market applications, improved sales margins and record underlying manufacturing cost efficiency. Sales margins were driven by low contained metal costs resulting in a favorable sales impact of $15 million; internal initiatives to optimize raw material costs through favorable scrap discount prices and increased utilization of recycled aluminum contributed $13 million; and improvement in underlying manufacturing cost efficiencies contributed $14 million to the increase in overall adjusted EBITDA. This was partially offset by $11 million of higher incentive compensation expense due to year-over-year improvement in key performance metrics and financial results, and $8 million of higher benefits costs.

Cash Flow and Balance Sheet

Adjusted EBITDA of $207 million funded all the Company's cash requirements during the year, including sizable capital investments, working capital requirements, interest payments, and cash returned to shareholders through dividends and share repurchases. In addition, in May 2016 the Company opportunistically issued $375 million of new 5-7/8% Senior Notes due 2024 and received net cash proceeds of approximately $162 million after refinancing the 8.25% senior notes on June 1, 2016.

The Company will make a variable cash contribution of $20 million to the two VEBAs in the first quarter of 2017 based on 2016 financial results, with approximately $17.1 million payable to the Union VEBA and approximately $2.9 million payable to the Salaried VEBA. The Company's obligation to the Union VEBA terminates on September 30, 2017 with the final contribution, capped at $12.8 million, to be made in the first quarter 2018.

As of December 31, 2016, total cash and cash equivalents and short-term investments were approximately $286 million and borrowing availability under the Company's Revolving Credit Facility was approximately $275 million.

Industry Demand and First Half 2017 Outlook

“As we look to our aerospace/high strength applications, real end-user demand growth is expected to be strong over the next three years driven by continued growth in commercial aerospace builds, recovering growth for business jets, and solid growth for military aircraft due to the Joint Strike Fighter and international demand for prior generation aircraft,” said Mr. Hockema. “However, we expect supply chain destocking to more than offset real demand growth in 2017, with industry demand for our applications expected to be down approximately 5% year-over-year in 2017 as the commercial aerospace supply chain inventory adjusts to revised production forecasts for larger airframes. We expect destocking to be a 2017 issue and anticipate industry demand growth for these applications approaching 10% in 2018 and 2019. We are very well positioned in the marketplace, and, despite the supply chain destocking, we expect our strong competitive position to support 2017 shipments similar to 2016. However, as we have previously experienced during periods of soft industry demand, we expect competitive price pressure on our non-contract business.

“For our automotive applications, we expect that North American build rates will be down approximately 1% to 2% in 2017 before returning to a pace in 2018 and 2019 similar to 2016 levels. However, we expect demand growth for our applications will continue at a robust 6% compound annual growth rate as aluminum extrusion content increases across multiple automotive platforms to facilitate light-weighting of the vehicle fleet. In 2017, while we expect double-digit growth in shipments, we anticipate single-digit growth in value added revenue as our product mix evolves to lower value-added parts for chassis, structural components and crash management systems as well as redesign of some mature applications to lower value-added drive shaft parts. The reduction in our 2017 outlook for automotive value added revenue compared to our October 2016 comments reflects a reduction in OEMs' build forecasts for specific platforms containing our crash management products.

“We have realized positive growth in shipments and value added revenue for general engineering applications over the past two years driven by improving, broad-based industrial demand. We are cautiously optimistic about underlying demand as we look forward. However, we are experiencing sales margin compression from competitive price pressure and from rising metal costs, which we expect to result in value-added price degradation in 2017 compared to 2016.

"In addition, we have significant planned equipment outages and construction activity during the first half of 2017 that are integral to the Trentwood efficiency and modernization project. Many of these planned activities are scheduled to be conducted simultaneously to minimize disruption. However, as a result of reduced throughput and related operating disruptions, we anticipate that our manufacturing efficiency during the first nine months of 2017 will fall short of the record 2016 performance level. The projects represent significant steps towards further improving Trentwood’s quality and efficiency. In addition, the investments will provide a 5%-10% increase in Trentwood's manufacturing capacity by early 2018, with additional benefits to be realized from a step-change in quality and conversion costs for our thin gauge plate in late 2019 and beyond.

“Overall, we expect 2017 to be a challenging year with headwinds from the commercial aerospace supply chain inventory overhang, competitive price pressure, rising metal costs, and scheduled construction and equipment outages at our Trentwood rolling mill. While we believe our market presence will enable us to maintain strong shipment volume, in the first half we expect a 1%-3% decline in value added revenue compared the first half of

2016 due to planned equipment downtime and the compression of sales margins by as much as 150-250 basis points year-over-year due to competitive price pressure combined with rising contained metal costs. Planned major maintenance spending primarily related to the Trentwood project activity is also expected to be approximately $5 million higher in the first half 2017.

“The combined effect of lower sales margins, higher planned major maintenance, and reduced operating efficiencies is expected to drive down our first half 2017 adjusted EBITDA margin to the low 20s. However, we expect these headwinds will be temporary, and the project-related work at Trentwood this year will serve to further enhance our competitive position and enable us to address strong demand anticipated in 2018 and 2019. While market conditions will ultimately drive demand and product pricing, our strategy and execution will continue to determine our success over the longer term,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, February 22, 2017, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2016 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (1)

	Year Ended December 31,
	2016	2015	2014
	(In millions of dollars, except share and per share amounts)
Net sales	$1,330.6	$1,391.9	$1,356.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	1,019.5	1,115.4	1,117.5
Lower of cost or market inventory write-down	4.9	2.6	—
Unrealized (gain) loss on derivative instruments	(18.7)	3.4	10.4
Depreciation and amortization	36.0	32.4	31.1
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	105.0	88.1	81.4
Net periodic postretirement benefit cost (income) relating to VEBAs	3.4	2.4	(23.7)
(Gain) loss on removal of Union VEBA net assets	(0.1)	493.4	—
Total selling, general, administrative, research and development	108.3	583.9	57.7
Other operating charges, net	2.8	0.1	1.5
Total costs and expenses	1,152.8	1,737.8	1,218.2
Operating income (loss)	177.8	(345.9)	137.9
Other (expense) income:
Interest expense	(20.3)	(24.1)	(37.5)
Other (expense) income, net	(10.3)	(1.8)	6.7
Income (loss) before income taxes	147.2	(371.8)	107.1
Income tax (provision) benefit	(55.5)	135.2	(35.3)
Net income (loss)	$91.7	$(236.6)	$71.8

Net income (loss) per common share:
Basic	$5.15	$(13.76)	$4.02
Diluted[2]	$5.09	$(13.76)	$3.86
Weighted-average number of common shares outstanding (in thousands):
Basic	17,813	17,201	17,818
Diluted[2]	18,033	17,201	18,593

Dividends declared per common share	$1.80	$1.60	$1.40

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2016 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2016	December 31, 2015
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$55.2	$72.5
Short-term investments	231.0	30.0
Receivables:
Trade receivables – net	137.7	116.7
Other	11.9	6.1
Inventories	201.6	219.6
Prepaid expenses and other current assets	18.5	56.7
Total current assets	655.9	501.6
Property, plant and equipment – net	530.9	495.4
Deferred tax assets – net	159.7	162.6
Intangible assets – net	26.4	30.5
Goodwill	37.2	37.2
Other assets	33.4	19.6
Total	$1,443.5	$1,246.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75.8	$76.7
Accrued salaries, wages and related expenses	49.1	39.8
Other accrued liabilities	39.9	52.7
Short-term capital leases	0.2	0.1
Total current liabilities	165.0	169.3
Net liabilities of Salaried VEBA	28.6	19.0
Deferred tax liabilities	3.3	2.1
Long-term liabilities	73.2	87.5
Long-term debt	368.7	194.6
Total liabilities	638.8	472.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2016 and December 31, 2015; no shares were issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2016 and December 31, 2015; 22,332,732 shares issued and 17,651,461 shares outstanding at December 31, 2016; 22,291,180 shares issued and 18,053,747 shares outstanding at December 31, 2015	0.2	0.2
Additional paid in capital	1,047.4	1,036.5
Retained earnings	75.2	15.9
Treasury stock, at cost, 4,681,271 shares at December 31, 2016 and 4,237,433 shares at December 31, 2015	(281.4)	(246.5)
Accumulated other comprehensive loss	(36.7)	(31.7)
Total stockholders’ equity	804.7	774.4
Total	$1,443.5	$1,246.9

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2016 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP net income (loss)	$24.5	$13.3	$91.7	$(236.6)
Interest expense	(5.6)	(4.2)	(20.3)	(24.1)
Other income (expense), net	0.1	(1.7)	(10.3)	(1.8)
Income tax (provision) benefit	(15.3)	(16.0)	(55.5)	135.2
GAAP operating income (loss)	45.3	35.2	177.8	(345.9)
Mark-to-market (gains) losses	(1.8)	(4.3)	(18.7)	3.4
Union VEBA related NRR losses (gains) [1,2]	—	2.5	(0.1)	493.4
Other operating NRR (gains) losses [3]	(0.9)	(2.1)	11.5	(0.4)
Operating income, excluding operating NRR items	42.6	31.3	170.5	150.5
Depreciation and Amortization	9.3	8.2	36.0	32.4
Adjusted EBITDA [4]	$51.9	$39.5	$206.5	$182.9

GAAP net income (loss)	$24.5	$13.3	$91.7	$(236.6)
Operating NRR Items	(2.7)	(3.9)	(7.3)	496.4
Tax impact of above NRR Items	1.0	(0.4)	2.7	(186.0)
NRR tax charge (benefit)	—	1.8	—	(2.2)
Adjusted net income	$22.8	$10.8	$87.1	$71.6

GAAP earnings (losses) per diluted share [5]	$1.37	$0.73	$5.09	$(13.76)
Adjusted earnings per diluted share [5]	$1.27	$0.60	$4.83	$3.95

[1] Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.